As filed with the Securities and Exchange Commission on July 1, 2020

Registration No. 333-[   ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WillScot Mobile Mini Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	82-3430194
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4646 E. Van Buren Street, Suite 400

Phoenix, Arizona 85008

(Address, including zip code, of principal executive offices)

WILLSCOT MOBILE MINI HOLDINGS CORP. 2020 INCENTIVE AWARD PLAN

(Full title of the plan)

Christopher J. Miner

Senior Vice President, General Counsel & Secretary

WillScot Mobile Mini Holdings Corp.

4646 E. Van Buren Street, Suite 400

Phoenix, Arizona 85008

(Name and address of agent for service)

(480) 894-6311

(Telephone number, including area code, of agent for service)

With copies to:

William F. Schwitter

Jeffrey J. Pellegrino

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 610-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)(3)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	6,488,988	$13.32	$86,433,320.16	$11,219.04

(1)	This Registration Statement on Form S-8 (the "Registration Statement") registers shares of common stock, par value $0.0001 per share (the "Common Stock"), of WillScot Mobile Mini Holdings Corp. (formerly “WillScot Corporation”), a Delaware corporation (the “Company” or the “Registrant”), issuable under the WillScot Mobile Mini Holdings Corp. 2020 Incentive Award Plan (the “2020 Incentive Plan”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock that become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock in accordance with the provisions of the 2020 Incentive Plan.
(3)	The total number of shares of the Company’s Common Stock authorized for issuance under the 2020 Plan includes, in addition to 5,000,000 new shares authorized under the 2020 Incentive Plan, 1,488,988 shares that remained available for grant under the WillScot Corporation 2017 Incentive Award Plan, as amended (the “2017 Incentive Plan”), as of July 1, 2020.
(4)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rules 457(c) and 457(h) under the Securities Act, on the average of the high and low prices of Common Stock as reported on the Nasdaq Capital Market on June 29, 2020.

EXPLANATORY NOTE

On July 1, 2020, in accordance with the terms of the Agreement and Plan of Merger, dated as of March 1, 2020, as amended on May 28, 2020 (as so amended, the “Merger Agreement”), by and among the Company, Mobile Mini, Inc. (“Mobile Mini”) and Picasso Merger Sub, Inc., a wholly-owned subsidiary of the Company ("Merger Sub"), Merger Sub merged with and into Mobile Mini (the “Merger”), and Mobile Mini continued as the surviving corporation and a wholly-owned subsidiary of the Company.

As a result of the Merger, each issued and outstanding share of Mobile Mini common stock, par value $0.01 per share (“Mobile Mini Common Stock”), was converted automatically into the right to receive 2.4050 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock” ) and cash in lieu of any fractional shares (the “Merger Consideration”).

In connection with the Merger, pursuant to the terms of the Merger Agreement, (i) each option to purchase shares of Mobile Mini Common Stock outstanding and unexercised immediately prior to the effective time of the Merger (the “Effective Time”) was assumed by the Company and converted into an option to purchase shares of Class A Common Stock (subject to the exchange ratio as determined by the Merger Agreement); and (ii) each restricted stock award with respect to shares of Mobile Mini Common Stock outstanding immediately prior to the Effective Time became vested and was converted into the right to receive the Merger Consideration in respect of underlying shares of Mobile Mini Common Stock (subject to adjustments as determined by the Merger Agreement).

Immediately following the Merger, the Company changed its name from “WillScot Corporation” to “WillScot Mobile Mini Holdings Corp.” and filed an amended and restated certificate of incorporation which reclassified all outstanding shares of its Class A Common Stock and converted such shares into shares of Common Stock.

This Registration Statement on Form S-8 is being filed for the purpose of registering 6,488,988 shares of Common Stock to be issued pursuant to the 2020 Incentive Plan, which was approved by the Company’s stockholders at a special meeting of the stockholders held on June 24, 2020. The number of shares of Common Stock being registered includes, in addition to 5,000,000 new shares authorized for issuance under the 2020 Incentive Plan, 1,488,988 shares that remained available for grant under the 2017 Incentive Plan, as of July 1, 2020.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2020 Incentive Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 2, 2020;
•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on May 6, 2020;
•	all other reports filed pursuant to Section 13(a) and 15(d) of the Exchange Act by the Company since the end of the fiscal year covered by the Company’s Annual Report referred to in the first bullet above; provided, however, that the foregoing shall not include the incorporation by reference of any information furnished pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K; and
•	the description of the Company’s Common Stock contained in its registration statement on Form S-4 (File No. 333-237746) first filed with the Commission on April 17, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s certificate of incorporation provides for the elimination of the personal liability of the directors of the Company to the fullest extent permitted by Delaware law. The Company’s bylaws provide for indemnification to the fullest extent permitted by Delaware law.

The Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions; or any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act or the Exchange Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act or the Exchange Act, and is therefore unenforceable.

The Company maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Company, and (2) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to any indemnification provision contained in the Company’s certificate of incorporation and bylaws or otherwise as a matter of law.

On July 1, 2020, the Company entered into indemnification agreements (each an “Indemnification Agreement”) with each of its directors and executive officers, respectively. Each Indemnification Agreement provides for the maximum indemnity permitted for directors and officers under the DGCL and the Company’s charter documents, as well as additional procedural protections. Each Indemnification Agreement requires the Company to indemnify the directors and officers against liability that may arise by reason of their status or service as directors or officers of the Company if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, in the case of a criminal proceeding had no reasonable cause to believe that his conduct was unlawful. The foregoing description is intended only as a summary of the provisions of the respective Indemnification Agreements and is qualified in its entirety by reference to the full text of an Indemnification Agreement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Certificate of Amendment of Certificate of Incorporation of the Company, effective as of July 1. 2020 (filed as Exhibit 3.1(a) to the Company’s Current Report on Form 8-K, filed on July 1, 2020 and incorporated by reference herein

4.2	Amended and Restated Certificate of Incorporation of the Company, effective as of July 1, 2020 (filed as Exhibit 3.1(b) to the Company’s Current Report on Form 8-K, filed on July 1, 2020 and incorporated by reference herein).

4.3	Amended and Restated Bylaws of the Company, effective as of July 1, 2020 (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on July 1, 2020 and incorporated by reference herein).

4.4	WillScot Mobile Mini Holdings Corp. 2020 Incentive Award Plan (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on July 1, 2020 and incorporated by reference herein).

5.1*	Opinion of Allen & Overy LLP.

23.1*	Consent of Allen & Overy LLP (included in the opinion filed as Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm of the Company.

24.1*	Power of Attorney (included on the signature page hereto).

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; provided

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 1, 2020.

WILLSCOT MOBILE MINI HOLDINGS CORP.

By:	/s / Christopher J. Miner
Name: Christopher J. Miner
Title: Senior Vice President, General Counsel & Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher J. Miner and Timothy D. Boswell and each of them singly, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities (including such person’s capacity as a director and/or officer of the Registrant) to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 1st day of July, 2020.

Signature	Title
/s/ Bradley L. Soultz	Chief Executive Officer and Director (Principal Executive Officer)
Bradley L. Soultz
/s/ Kelly Williams	President and Chief Operating Officer
Kelly Williams
/s/ Timothy D. Boswell	Chief Financial Officer (Principal Financial Officer)
Timothy D. Boswell
/s/ Sally J. Shanks	Chief Accounting Officer (Principal Accounting Officer)
Sally J. Shanks
/s/ Erik Olsson	Chairman of the Board of Directors
Erik Olsson
/s/ Gerard E. Holthaus	Lead Independent Director
Gerard E. Holthaus
/s/ Mark S. Bartlett	Director
Mark S. Bartlett
/s/ Sara R. Dial	Director
Sara R. Dial
/s/ Jeffrey S. Goble	Director
Jeffrey S. Goble
/s/ Gary Lindsay	Director
Gary Lindsay
/s/ Kimberly J. McWaters	Director
Kimberly J. McWaters
/s/ Stephen J. Robertson	Director
Stephen J. Robertson
/s/ Jeff Sagansky	Director
Jeff Sagansky
/s/ Michael W. Upchurch	Director
Michael W. Upchurch